ascena retail group, inc. Appoints New Lead Independent Director and Member of the Board of Directors

MAHWAH, NJ – (BUSINESS WIRE) – October 4, 2018 – ascena retail group, inc. (Nasdaq: ASNA) today confirmed the previously announced retirement of Randy L. Pearce became effective, and announced the appointments of Kate Buggeln as Lead Independent Director and Carrie W. Teffner as a member of ascena’s Board of Directors, effective immediately.

Kate Buggeln, a current member of ascena’s Board, succeeds Mr. Pearce as Lead Independent Director. Ms. Buggeln has been a member of ascena’s Board since 2004. She is currently chair of ascena’s Leadership and Corporate Governance Committee and also serves on its Audit Committee. In her added capacity as Lead Independent Director, Ms. Buggeln will preside at executive sessions of the independent directors and serve as liaison between the independent directors and the Chairman of the Board.

Ms. Buggeln is a business growth advisor and strategist. She was a Senior Advisor with Irving Place Capital, LP, from 2012 to 2018. Prior to joining Irving Place Capital, Ms. Buggeln was Senior Vice President of Strategy and Business Development for Coach, Inc., where she led strategies to maximize franchise momentum and enter new categories and markets. She also spent many years as a retail consultant at LakeWest Group Ltd. and Coopers & Lybrand LLP, where she advised retail companies on business strategy, operations, e-commerce and supply chain.

“We are grateful for Randy’s leadership over the past 13 years,” said David Jaffe, Chairman and Chief Executive Officer of ascena retail group, inc. “We are thrilled to have Kate assume this new lead role. Her background in strategic planning, marketing and new business development has been invaluable to us. That expertise, combined with Kate’s deep knowledge of ascena, will serve us well moving forward.”

“I am incredibly proud that ascena's independent directors have asked me to serve in this role,” said Buggeln. “I look forward to leveraging their considerable talents, my Board history and knowledge in service of our stockholders.”

In addition, ascena has appointed Carrie W. Teffner as a member of its Board of Directors, effective immediately. Ms. Teffner, currently Executive Vice President Finance and Strategic Projects of Crocs, Inc., will assume Mr. Pearce’s role as chair of the Audit Committee, and as a member of the Compensation and Stock Incentive Committee.

Ms. Teffner is a tenured retail executive with an extensive 30-year background in strategy and operations. At Crocs, she has led a company-wide transformation to improve quality of revenue and profitability. Prior to joining Crocs in 2015, Ms. Teffner served as EVP and CFO at both PetSmart, Inc., and Weber-Stephen Products LLC. Previously, she served as Senior Vice President and CFO at Timberland and spent 21 years at Sara Lee Corporation in a variety of senior leadership roles

“We are pleased with the expertise that Carrie brings to ascena, and how well both she and Kate complement our Board membership,” said Jaffe. “As an organization that serves women and girls, having a board that is representative of our customer and associate base is critical. We believe that boards with gender diversity outperform in terms of profitability, governance and teamwork. With this appointment, we are proud that six of our 11 Board members are women.”

“I am honored to join ascena’s talented and diverse Board and I look forward to leveraging my experience with leading consumer brands to deliver value to ascena’s shareholders,” said Teffner.

About ascena retail group, inc.

ascena retail group, inc. (Nasdaq: ASNA) is a leading national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Value Fashion segment (maurices and dressbarn), Plus Fashion segment (Lane Bryant, Catherines and Cacique), and for tween girls under the Kids Fashion segment (Justice). ascena retail group, inc. operates ecommerce websites and approximately 4,600 stores throughout the United States, Canada and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, maurices.com, dressbarn.com, lanebryant.com, Catherines.com and shopjustice.com.

CONTACT        For investors:
ICR, Inc.
Jean Fontana: (646) 277-1214
Jean.fontana@icrinc.com
Jennifer Davis: (646) 677-1813
            Jennifer.davis@icrinc.com

For media:
ascena retail group, inc.
Shawn Buchanan
Corporate Communications
(212) 541-3418
            shawn_buchanan@anninc.com